EXHIBIT 99.1

CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP PROVIDES UPDATE ON EFFECT OF HURRICANE KATRINA

CHATTANOOGA, Tenn. (September 6, 2005) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that, while its facilities received only minor damage, operations in the affected areas were significantly disrupted by Hurricane Katrina.

Daniel K. Frierson, the Company's chief executive officer, noted, "We did not experience significant property damage as a result of Hurricane Katrina; however, disruptions to utility, transportation and communications infrastructure and effects of the hurricane on our associates significantly disrupted our order entry, shipping, distribution and manufacturing operations last week. Although we expect to operate at close to normal schedules this week, this storm, together with the effects of Hurricane Dennis and tropical storm Cindy earlier in the third quarter, had a cumulative effect on our operations that will have an impact on our results. While sales in the third quarter of 2005 are expected to exceed those in the third quarter of last year by low to mid-single digits, they will be lower than the levels we achieved in the second quarter of this year. In addition, we now expect that operating income will be lower than year-earlier periods. The long-term impact of the hurricane on our operations is not expected to be significant.

"We want to extend our gratitude to our associates for their efforts," Frierson added. "Despite disruptions to their personal lives, their dedication and loyalty allowed us to make the best of a difficult situation. Our hearts go out to all of the individuals in the communities affected by this hurricane."

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.